EXHIBIT 99


Kimberly-Clark Corporation                          Dallas, Texas  75261-9100
                                                    Phone 214-830-1200



For Release:                                        For Further Information:

                                                    Tina S. Barry
                                                    (214) 830-1484



Kimberly-Clark Announces $100 Million Financing

DALLAS, February 18, 1994--Kimberly-Clark Corporation today announced the public offering of $100 million of 6-7/8% Debentures due February 15, 2014. The debentures were priced at 99.643 percent of the principal amount to yield
6.91 percent. The public offering will be underwritten by Goldman, Sachs & Co. and Salomon Brothers Inc.

    Proceeds from the sale of the debentures will be used principally to reduce short-term debt.

    Kimberly-Clark is a manufacturer of household, personal care and health care products, as well as newsprint and business, correspondence and specialty papers.